AGREEMENT

THIS AGREEMENT (the “Agreement"), dated January 16, 2009 and to be effective as of January 5, 2009 (the "Effective Date"), is by and between Tyson Foods, Inc., a corporation organized under the laws of Delaware (the "Company"), and Richard L. Bond ("Mr. Bond").

WITNESSETH:

WHEREAS, the Company and Mr. Bond previously entered into that certain Second Amended and Restated Employment Agreement dated as of December 19, 2006 (the "Original Agreement");

WHEREAS, pursuant to the Original Agreement, Mr. Bond agreed to furnish services to the Company upon the terms, provisions and conditions therein provided through December 31, 2009; and

WHEREAS, the parties have mutually agreed that Mr. Bond shall cease serving as an executive officer of the Company as of the Effective Date; and after such date the Company wishes to receive advisory services, and Mr. Bond wishes to furnish such advisory services upon the terms, provisions and conditions herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter contained, the parties hereby agree as follows:

1.	The term of this Agreement ("Term") shall begin on the Effective Date and shall end on the earlier of (i) January 4, 2019; or (ii) the early termination of this Agreement as expressly provided herein.
2.	During the Term, Mr. Bond will provide services to the Company based on the following:
(a)

Mr. Bond may be required to provide up to twenty (20) hours per month of advisory services to the Company upon the Company's reasonable request and advance notice. Such hourly requirement shall not be cumulative, and Mr. Bond shall have no obligation to the Company to provide over twenty (20) hours of services in any month. Mr. Bond may perform such advisory services hereunder at any location but may be required to be at the offices of the Company or its subsidiaries upon reasonable advance notice and after taking into account Mr. Bond’s other personal and professional obligations. Mr. Bond shall not be obligated to render advisory services

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under this Agreement during any period when he is disabled due to illness or injury, and this Agreement and the Term hereof shall nonetheless continue in full force and effect with Mr. Bond remaining entitled to receive all compensation and benefits and with all Retained Restricted Stock and Retained Options (as each term is defined below) continuing to thereupon and thereafter vest as provided hereunder.

(b)

As of the Effective Date, (i) Mr. Bond shall cease to serve as an executive officer of the Company; and (ii) Mr. Bond shall resign from all of his officer and director positions with any Company subsidiary. All services required hereunder shall be provided by Mr. Bond as a non-executive employee of the Company.

(c)

The Company may terminate Mr. Bond’s employment under this Agreement for "Cause" and in such event, all further obligations of the Company (other than the Company’s obligation to make any payments or extend any benefits accrued and owed to Mr. Bond up to and including such date of termination) under this Agreement will immediately cease. As used herein, the term "Cause" shall be limited to (i) willful malfeasance or willful misconduct committed by Mr. Bond in connection with his performance of his duties hereunder; (ii) gross negligence committed by Mr. Bond in connection with his performance of his duties hereunder which results in material and demonstrable damage or injury to the Company; (iii) any breach by Mr. Bond of Section 7 of this Agreement which results in material and demonstrable damage or injury to the Company; or (iv) the conviction of Mr. Bond of any felony. Notwithstanding the foregoing, the Company shall not terminate Mr. Bond’s employment under this Agreement for “Cause” under sub-clause (i), (ii) or (iii) hereof unless and until the Company shall have provided Mr. Bond with written notice of the commission of any conduct constituting “Cause” hereunder and providing Mr. Bond with reasonable opportunity to cure such event or conduct. In addition, if Mr. Bond fails to cure, termination of Mr. Bond’s employment under this Agreement for “Cause” shall be made only upon and after delivery to Mr. Bond of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Company’s Board of Directors (the “Board”) at a meeting called and held for purposes of considering such termination (and which meeting was conducted only after providing Mr. Bond with 30 days’ prior written notice thereof and reasonable opportunity to attend such meeting and be heard before the Board with respect to such

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matter prior to the Board undertaking such vote) and finding that in the reasonable judgment of the Board, Mr. Bond was guilty of conduct constituting “Cause” under this Agreement and specifying the particulars of such conduct. If the Board determines Mr. Bond was guilty of conduct constituting “Cause,” Mr. Bond will reimburse the Company for any benefits and payments received under the terms of this Agreement between the date of the notice provided pursuant to this Section 2(c) and the determination of the Board.

(d)	Except for “Cause,” the Company may not terminate this Agreement.
(e)

Mr. Bond may terminate this Agreement and his employment with the Company hereunder at any time, with or without reason, upon providing the Company with written notice of such termination which notice shall specify the date of such termination. Upon receipt of such notice by the Company, all obligations of the Company under this Agreement shall immediately cease; any unvested Retained Options will immediately terminate and expire; and any vested Retained Options will be exercisable pursuant to the terms of the Stock Plan. In the event of a termination of this Agreement by Mr. Bond, his obligations under Section 7 of the Agreement will continue after the termination.

3.

(a)               During the Term, the Company shall pay Mr. Bond each year for five (5) years the sum of $757,620 per year, and for the next five (5) years the sum of $378,810 per year. The Company shall pay Mr. Bond the foregoing amount through its regular payroll processes and shall convert the annual amount shown above into level payments for each payroll cycle occurring during the applicable period.

(b)

Within ten (10) days of the execution hereof, and in connection with Mr. Bond’s provision of services hereunder, the Company will convey to Mr. Bond a 2009 Mercedes VIN XXXXXXXXXXXXXXXXX. The Company will reimburse and gross-up Mr. Bond for any and all tax liability (including interest and penalties) imposed upon Mr. Bond in connection with the conveyance of such vehicle.

(c)

During the Term, the Company will provide Mr. Bond with the use of, and the payment of all reasonable expenses associated with, a mobile telephone (Mr. Bond will pay the same monthly fee charged other employees of the Company for a mobile telephone), e-

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mail or other communication devices. In addition, during the Term the Company shall reimburse Mr. Bond for expenses incurred in connection with the business of the Company or in the performance of his services and duties under this Agreement including without limitation, expenses for travel and similar items, in accordance with the policies of the Company.

(d)

In addition, throughout the Term, (i) Mr. Bond shall be eligible to participate in any benefit plan or program maintained by the Company other than plans or programs related to Company bonus, equity compensation, long-term disability or life insurance, (ii) the Company shall provide Mr. Bond with coverage under all employee pension and welfare benefit programs, plans and practices in accordance with the terms thereof and which the Company generally makes available to its most senior officers, and (iii) the Company shall provide Mr. Bond, his spouse and his eligible dependents with healthcare, hospitalization, medical, long term care, vision, dental, and other similar insurance coverage or benefits (collectively the “Health Coverage”) under the Tyson Healthcare Continuation Plan or any successor or additional plan maintained by the Company and at such coverage levels and upon such terms and conditions as shall otherwise be made available to any of the most senior officers of the Company (including, without limitation, the provision of the Health Coverage at a monthly cost to Mr. Bond that is equal to the monthly premium cost paid by other similarly situated participants).

(e)	During the Term, the Company shall also provide Mr. Bond with the following perquisites:
(i)

Personal use of the Company-owned aircraft for up to twenty-five (25) hours per year during the first three (3) years of the Term; provided, however, that Mr. Bond's personal use of such aircraft shall not interfere with Company use of such aircraft. The Company will reimburse and gross-up Mr. Bond for any and all tax liability (including interest and penalties) imposed upon Mr. Bond in connection with his personal use of such aircraft; and

(ii)

Payment by the Company of the annual premium payment (which shall not exceed $85,435.00) on that certain existing $5,000,000 life insurance policy number JPXXXXXXX issued March 12, 2004 by Lincoln Financial on the life

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of Mr. Bond consistent with past practice. If during the Term Mr. Bond chooses to replace the existing policy with a different life insurance policy, the Company’s obligation to make such annual premium payment for Mr. Bond will not exceed $85,435.00.

4.

Except as to the Retained Restricted Stock and Retained Options, all provisions of the Original Agreement are hereby terminated as of the Effective Date, including, without limitation, the obligation of the parties to enter into the Senior Executive Employment Agreement attached as Exhibit A to the Original Agreement. The parties agree that no termination benefits shall be payable pursuant to Section 7 of the Original Agreement. In connection with the termination of the Original Agreement:

(a)

Mr. Bond's outstanding shares of the Company's restricted Class A Common Stock (the “Retained Restricted Stock”) issued under the Tyson Foods, Inc. 2000 Stock Incentive Plan (the "Stock Plan") and granted to Mr. Bond under Section 3.4 of the Original Agreement, which currently number 383,721.0143 shares, shall vest on the earlier of (i) October 5, 2009; (ii) Mr. Bond’s death or “Permanent Disability” (as defined and determined under the Company’s Long-Term Disability Benefit Plan applicable to the most senior officers of the Company as in effect on the Effective Date); (iii) any material breach by the Company (including, without limit, any reduction in the payment or benefits owed to Mr. Bond) of this Agreement; or (iv) any earlier date as provided under Section 16 or the otherwise applicable (but not inconsistent) provisions of the governing Stock Plan and restricted stock shares award agreement under which such Retained Restricted Stock was issued or received. Once vested, the Retained Restricted Stock shall remain fully vested and the Company will electronically deliver such vested Retained Restricted Stock within ten (10) business days of vesting to an account designated by Mr. Bond ;

(b)

Mr. Bond's outstanding restricted stock units granted pursuant to that certain Restricted Stock Unit Agreement dated September 28, 2007, as amended, and issued under the Plan, which currently number 851,407.5047 units, shall be issued and

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electronically delivered within ten (10) business days of October 5, 2009 to an account designated by Mr. Bond, and are not subject to forfeiture by virtue of any early termination of this Agreement.

(c)

The unvested outstanding options to purchase shares of the Company's Class A Common Stock described on Schedule 1 attached hereto and incorporated herein by reference, which in the aggregate number 968,000 options, are hereby cancelled effective immediately.

(d)

Notwithstanding any other provision of the Original Agreement or any stock option award agreement under which same were received, Mr. Bond's outstanding options to purchase shares of the Company's Class A Common Stock issued at any time prior to the Effective Date, as described in Schedule 2 attached hereto and incorporated herein by reference, which in the aggregate number 2,272,000 options (all such options being collectively herein referred to as the “Retained Options”), shall remain in full force and effect and shall vest on the earlier of (i) those vesting dates set forth under Schedule 2 as occurring during the Term provided any other vesting conditions are met; (ii) the termination of this Agreement by the Company for any reason other than for Cause; (iii) Mr. Bond’s death or Permanent Disability; (iv) any material breach by the Company (including, without limit, any reduction in the payment or benefits owed to Mr. Bond) of this Agreement, provided the Company has not cured such breach after reasonable notice and opportunity to cure; or (v) any earlier date as provided under Section 16 of this Agreement or the otherwise applicable (but, except as provided in Section 6(c) of this Agreement, not inconsistent) provisions of the governing Stock Plan and stock option award agreement under which such Retained Options were issued or received. The Retained Options which are not vested will not vest, and will be forfeited by Mr. Bond, if Mr. Bond is terminated by the Company for “Cause” or Mr. Bond voluntarily terminates this Agreement (unless the voluntary termination is due to a material breach by the Company). Once vested, such Retained Options shall remain fully vested and immediately exercisable, in accordance with the otherwise applicable (but not inconsistent) provisions of the Stock Plan and stock option award agreement under which such Retained Options were issued or received; and

(e)	Mr. Bond will not receive a bonus for the Company’s 2009 fiscal year.

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5.

Mr. Bond shall be eligible to receive benefit payments under the Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan (“SERP”). In accordance with the terms of the SERP, taking into account those provisions requiring a temporary delay in the commencement of SERP payments applicable to certain participants, including Mr. Bond, the first annual payment of SERP benefits to Mr. Bond will be made in April 2010. The annual payment made to Mr. Bond under the SERP will be $264,057 (which represents the total grossed-up benefit amount) less any required tax withholdings.

6.

In the event of Mr. Bond’s death during the Term, the Company shall (a) pay his designated beneficiary (such beneficiary to be designated in writing by Mr. Bond or in the absence of a separate written designation such beneficiary shall be Mr. Bond’s spouse) the remaining payments that would have been made to Mr. Bond under Section 3(b) of this Agreement for the period of time between Mr. Bond’s death and January 4, 2019, (b) continue to provide Mr. Bond’s spouse and eligible dependents with Health Coverage consistent with Section 3(d)(iii) hereof; and (iii) allow the Retained Options to vest and be exercised as if Mr. Bond had not died in accordance with the otherwise applicable (but not inconsistent) provisions of the Stock Plan and stock option award agreement under which such Retained Options were issued or received and, except as set forth in subsections (a), (b) and (c) hereof, the Company shall have no further obligations under this Agreement.

7.	Mr. Bond agrees to the following terms and conditions regarding the nondisclosure of confidential information; non-competition; and non-disparagement:
(a)

Mr. Bond shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Mr. Bond to divulge, disclose or make

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accessible such information. For purposes of this Section 7(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Mr. Bond’s breach of the terms hereof). Notwithstanding the foregoing, it is acknowledged and agreed that an insubstantial or inadvertent disclosure or use of any Confidential Information by Mr. Bond shall not be deemed a breach of this provision.

(b)

Mr. Bond agrees that during the Term and the first (1) year after the expiration of the Term, without the prior written consent of the Company (which may be withheld in the Company’s sole discretion), (i) he will not, directly or indirectly, in the United States, participate in any Position (as defined below) in any business which is in direct competition with or a customer of any business of the Restricted Group and (ii) he shall not, on his own behalf or on behalf of any person, firm, company or other entity, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 13 months immediately preceding such solicitation, and (iii) he shall not, on his own behalf or on behalf of any person, firm, company or other entity, solicit, call upon, or otherwise communicate in any way with any client, customer, prospective client or prospective customer of the Company or of any member of the Restricted Group for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company or by any member of the Restricted Group from any person other than the Company or any member of the Restricted Group. The term "Position" shall include, without limitation, a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because (x) a more restrictive definition of "Position" (e.g. limiting it to the "same" position with a competitor) will subject the Company to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by the Company, and (y) by allowing Mr. Bond to escape the application of this clause by accepting a position designated as a "lesser" or "different"

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position with a competitor, the Company is unable to restrict Mr. Bond from providing valuable information to such competing company to the harm of the Company.

(c)

Mr. Bond agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that has the effect of undermining or disparaging the reputation of the Company or any member of the Restricted Group, or their good will, products, or business opportunities; or that has the effect of undermining or disparaging the reputation of any officer or director, past or present, of the Company or any member of the Restricted Group. Notwithstanding the above, Mr. Bond will not be in violation of this provision if he (i) in good faith engages in conduct or makes any statement in the performance of providing advice to the Company under this Agreement; or (ii) makes any such statement which is not publicly disseminated, or which Mr. Bond could not reasonably have expected to be publicly disseminated, and was not intended to hurt or damage the Company. It is acknowledged and agreed that the provisions of this Section 7(c) are intended for the sole and exclusive benefit of the Company and there are no third party beneficiaries hereof.  As a result, the provisions hereof do not create any right or claim in favor of any person or entity other than the Company nor shall any third party or individual, including without limit, any officer, director, agent, representative or employee of the Company or any member of the Restricted Group, have any right to individually or separately enforce or seek or assert any claim based upon the provisions hereof (or any alleged breach or violation hereof) as against Mr. Bond. The Company agrees that it shall not, directly or indirectly, and shall direct its officers and directors not to, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Mr. Bond.

(d)

For purposes of this Section 7, a business shall be deemed to be in competition with the Restricted Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Restricted Group as a material part of the business of the Restricted Group within the same geographic area in which the Restricted Group effects such purchases, sales or dealings or renders such services. Nothing in this Section 7 shall be construed so as to preclude Mr. Bond from investing in any company if in compliance with Section 7(b) hereof.

(e)	Mr. Bond and the Company agree that these covenants are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent

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jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of one or more of these covenants as to the court shall appear not reasonable and to enforce the remainder of the covenants as so modified. Mr. Bond agrees that any breach of the covenants contained in this Section 7 would irreparably injure the Company. Accordingly, Mr. Bond agrees that the Company may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Mr. Bond from any court having jurisdiction over the matter restraining any further violation of this Agreement by Mr. Bond.

8.

This Agreement shall be binding upon and inure to the benefit of the successors, heirs and legal representatives of Mr. Bond and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by either (i) Mr. Bond except by will, by operation of the laws of intestate succession, or with the permission of the Company (which permission the Company may withhold in its sole and absolute discretion) or (ii) the Company; provided, however, that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business(es) of the Company provided that no such assignment by the Company shall relieve the Company from any direct, continuing and primary liability or responsibility owed to Mr. Bond from or in connection with any such assignee’s breach, default or violation hereof.

9.	The Company may withhold from any and all amounts payable under this Agreement, such federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.
10.

This Agreement represents the complete agreement between the Company and Mr. Bond concerning the subject matter hereof and supersedes all prior employment or benefit agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Mr. Bond and the Company.

11.

It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement shall be determined in accordance with the laws of the State of Delaware without regard to any state's conflicts of laws principles.

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12.

It is the intention of the parties that this Agreement complies with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and other Internal Revenue Service guidance thereunder (collectively, "Section 409A"). Accordingly, this Agreement may be amended from time to time with the consent of Mr. Bond (which consent will not be unreasonably withheld) as may be necessary or appropriate to comply with, and to avoid adverse tax consequences under, Section 409A.

13.

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

14.	Each party hereto shall be solely responsible for any and all legal fees incurred by him or it in connection with this Agreement, including the enforcement hereof.
15.	This Agreement may be executed in one or more counterparts, each of which will be deemed an original.
16.

Upon the occurrence of a Change in Control (defined below), the Retained Restricted Stock and the Retained Options which are unvested at the time of the Change in Control, will vest sixty (60) days after the Change in Control event occurs (unless vesting earlier pursuant to the terms of the award agreement). If Mr. Bond is terminated by the Company other than for “Cause” during such sixty (60) day period, all of the unvested Retained Restricted Stock and Retained Options will vest on the date of termination. For purposes of this Agreement, the term "Change in Control" shall have the same meaning as the term "Change in Control" as set forth in the Stock Plan; provided, however, that a Change in Control shall not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Company or, if applicable, a successor entity: (a) Don Tyson; (b) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.  The Compensation Committee of the Company’s Board of Directors shall have the sole discretion to interpret the foregoing provisions of this paragraph.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

	TYSON FOODS, INC.	RICHARD L. BOND

By:	/s/ Leland E. Tollett	/s/ Richard L. Bond
Leland E. Tollett
Title:	Interim President and Chief Executive Officer

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SCHEDULE 1

Cancelled Options

Grant Date	Cancelled Options	Strike Price
9/29/04	56,000	$ 15.96
11/16/05	112,000	$ 16.35
11/17/06	300,000	$ 15.37
11/17/06	500,000	$ 15.37

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SCHEDULE 2

Retained Options

Grant Date	Shares	Strike Price	Expiration	Vesting Date(s)
10/8/01	60,000	$ 9.75	10/8/11	Fully Vested
9/30/02	60,000	$ 11.63	9/30/12	Fully Vested
7/29/03	280,000	$ 11.23	07/2913	Fully Vested
9/19/03	280,000	$ 13.33	09/19/13	Fully Vested
9/29/04	224,000	$ 15.96	09/29/14	Fully Vested
11/16/05	168,000	$ 16.35	11/16/15	Fully Vested
11/17/06	200,000	$ 15.37	11/17/16	Fully Vested
11/16/07	500,000	$ 15.06	11/16/17	• 200,000 vest on 11/16/09, 100,000 vest on each of 11/16/10, 11/16/11 and 11/16/12
11/14/08	500,000	$ 4.90	11/14/18	• 200,000 vest on 11/14/10, 100,000 vest on each of 11/14/11, 11/14/12 and 11/14/13